Exhibit 99.1

MicroVision Announces Second Quarter 2012 Results

Company receives orders for $4.4 million for PicoP® Gen2 components and raises $14.6 million

REDMOND, Wash.--(BUSINESS WIRE)--August 2, 2012--MicroVision, Inc. (NASDAQ:MVIS), a leader in innovative ultra-miniature projection display technology, today announced its operating and financial results for the second quarter of 2012 and the advancement of its 2012 business objectives.

During the second quarter, MicroVision received purchase orders totaling $4.4 million from Pioneer Corporation in support of its Cyber Navi car navigation system, which began shipping in July 2012. MicroVision began deliveries in the second quarter and expects to increase volume and revenue in the second half of 2012. In July, the company received $1.4 million in additional purchase orders for PicoP Gen 2 components from Pioneer Corporation scheduled for delivery in 2013, bringing the total orders to $5.8 million.

During the quarter the company raised $14.6 million net of issuance cost through equity offerings. With the anticipated reduction in cash used in operations resulting from the company’s previously announced reorganization, the company expects to have cash to fund operations for at least twelve months from now.

The company has continued to execute its business plan to transition to an ingredient brand “Image by PicoP®” model whereby it licenses its patented PicoP® display technology, sells components and receives royalties from future product sales. This year MicroVision has shipped design samples of its patented PicoP® Gen2 display engine to over a dozen companies in the automotive and consumer electronics vertical markets and is engaging in discussions with original equipment manufacturers (OEMs) and original design manufacturers (ODMs) with the goal of securing commitments to design products based on the company’s industry-leading HD pico projector solution. At the company’s annual shareholders meeting in June, multiple sample units were on display showing off the clear, bright image the 25 lumen, HD PicoP Gen2 display engine creates with direct green lasers.

Financial Results

The following financial results are for three and six months ended June 30, 2012, compared to the same periods one year earlier.

  Revenue was $1.3 million for the second quarter of 2012, compared to $1.2 million for the second quarter of 2011, and $3.0 million for the first half of 2012, compared to $2.3 million for the first half one year ago. Backlog was $5.4 million as of June 30, 2012.
  Operating loss was $5.0 million for the second quarter, compared to $9.3 million for the same quarter a year ago, and $14.8 million for the first half of 2012, compared to $18.3 million for the first half of 2011. The loss for the second quarter of 2012 includes a $1.4 million reduction in cost of product revenue as a result of renegotiated component pricing with a supplier for items reflected in cost of product revenue in previous periods.
  Net loss was $5.0 million, or $0.26 per share, for the quarter, compared to $9.2 million, or $0.69 per share, for the same quarter a year ago. Net loss was $14.8, or $0.82 per share, for the first half of 2012, compared to $18.2 million, or $1.39 per share, for the first half of 2011. The per share numbers have been adjusted for the reverse stock split which became effective February 17, 2012.

For the six months ended June 30, 2012, cash used in operations was $13.0 million, compared to $15.5 million for the same period in 2011. For the second quarter of 2012, cash used in operations was $6.8 million, compared to $7.4 million for the same period in 2011. During the second quarter, the company took additional steps designed to reduce its operating cash needs. The cash used in operations for the first six months of 2012 includes approximately $350,000 in reorganization and related costs.

As of June 30, 2012, cash and cash equivalents were $14.8 million.

Conference Call

The company will host a conference call today to discuss its second quarter 2012 results and current business operations at 8:30 a.m. ET / 5:30 a.m. PT. Participants may join the conference call by dialing 888-771-4371 (for U.S. participants) or 847-585-4405 (for international participants) ten minutes prior to the start of the call. The conference call pass code number is 32984023. The call will also be broadcast over the Internet and can be accessed from the company's web site at www.microvision.com/investors. The webcast and information needed to access the telephone replay will be available through the same link approximately one hour after the conference call concludes.

About MicroVision

MicroVision provides the PicoP® display technology platform designed to enable next-generation display and imaging products for consumer devices, vehicle displays and wearable displays. The company’s patented PicoP display technology combines a MEMS scanning mirror with highly efficient laser light sources to create vivid images with high contrast and brightness.

MicroVision is an independently recognized leader in the development of intellectual property. MicroVision has been recognized by IEEE as a top 20 IP portfolio among all global electronics companies, and the top U.S. Company in the rankings. MicroVision’s intellectual property portfolio has also been recognized by the Patent Board, in association with the Wall Street Journal as a top 50 IP portfolio among all global industrial companies. The Patent Board has developed more than 50 indicators that track global patent activity relating to companies' innovation, technology, and science strengths. MicroVision’s intellectual property portfolio is further recognized by having been added to the Ocean Tomo 300 Patent Index. The Index is priced and published by the NYSE Euronext (NYSE:OTPAT). The index is objectively based on the value of intellectual property compared to competitors.

For more information, visit us on:

Website: www.microvision.com

Blog: www.microvision.com/displayground

Twitter: www.twitter.com/microvision

Facebook: www.facebook.com/microvisioninc

YouTube: www.youtube.com/mvisvideo

MicroVision and PicoP® are trademarks of MicroVision Inc. in the United States and other countries. All other trademarks are the properties of their respective owners.

Forward-Looking Statements

Certain statements contained in this release, including those relating to future product development and operating results and those using words such as “anticipate,” “expected,” “would,” “designed,” “target” and “plan” are forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those projected in the company's forward-looking statements include the following: our ability to raise additional capital when needed; commercial partners may not perform under agreements as anticipated, we may be unsuccessful in identifying parties interested in paying any amounts or amounts we deem desirable for the purchase or license of IP assets, or our customers’ failure to perform under open purchase orders; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards; the timing of commercial product launches and delays in product development; the ability to achieve key technical milestones in key products; dependence on third parties to develop, manufacture, sell and market our products; potential product liability claims; and other risk factors identified from time to time in the company's SEC reports, including the company's Annual Report on Form 10-K filed with the SEC. Except as expressly required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reason.

MicroVision, Inc.

Balance Sheet
(In thousands)
(Unaudited)

	June 30,	December 31,
	2012	2011

Assets
Current Assets
Cash and cash equivalents	$14,764	$13,075
Accounts receivable, net of allowances	558	463
Costs and estimated earnings in excess of billings on uncompleted contracts	12	70
Inventory	866	4,254
Other current assets	501	793
Total current assets	16,701	18,655

Property and equipment, net	1,650	2,347
Restricted investments	436	786
Intangible assets	1,956	2,048
Other assets	22	34
Total assets	$20,765	$23,870

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$4,348	$7,341
Accrued liabilities	4,438	5,113
Billings in excess of costs and estimated earnings on uncompleted contracts	187	156
Current portion of capital lease obligations	44	39
Current portion of long-term debt	97	93
Total current liabilities	9,114	12,742

Capital lease obligations, net of current portion	47	72
Long-term debt, net of current portion	17	67
Deferred rent, net of current portion	48	187
Total liabilities	9,226	13,068

Commitments and contingencies

Shareholders' Equity
Common stock at par value	25	17
Additional paid-in capital	441,126	425,658
Accumulated other comprehensive loss	-	(35)
Accumulated deficit	(429,612)	(414,838)
Total shareholders' equity	11,539	10,802
Total liabilities and shareholders' equity	$20,765	$23,870

MicroVision, Inc.

Statement of Operations
(In thousands, except earnings per share data)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011

Product revenue	$750	$904	$2,279	$1,790
Contract revenue	545	251	746	484
Total revenue	1,295	1,155	3,025	2,274

Cost of product revenue	(281)	2,985	3,894	5,225
Cost of contract revenue	248	395	403	694
Total cost of revenue	(33)	3,380	4,297	5,919

Gross margin	1,328	(2,225)	(1,272)	(3,645)

Research and development expense	3,227	3,478	7,167	7,805
Sales, marketing, general and administrative expense	3,064	3,577	6,352	6,876
Gain on disposal of fixed assets	(1)	-	(1)	(7)
Total operating expenses	6,290	7,055	13,518	14,674

Loss from operations	(4,962)	(9,280)	(14,790)	(18,319)

Other income (expense)	(9)	105	16	107

Net loss	$(4,971)	$(9,175)	$(14,774)	$(18,212)

Net loss per share - basic and diluted	$(0.26)	$(0.69)	$(0.82)	$(1.39)

Weighted-average shares outstanding - basic and diluted	19,167	13,272	18,097	13,056

CONTACT:
MicroVision, Inc.
Jeff Wilson, 425-882-6629 (investors)
or
Edelman
Callie Snyder, 503-471-6816 (media/PR)